                                                                    Exhibit 10.8

MEMORANDUM OF AGREEMENT MADE AND ENTERED INTO AS OF THE 16TH DAY OF DECEMBER, 1999.


AMONG: INNOVIUM CAPITAL CORP., a body politic and corporate, duly incorporated according to law, having its principal place of business in the City of Toronto, Province of Ontario, herein represented by Jamie Macintosh, its President,

                  (hereinafter referred to as "Innovium");

                  PARTY OF THE FIRST PART
                  -----------------------

AND: THINWEB SOFTWARE INCORPORATED, a body politic and corporate, duly incorporated according to law, having its principal place of business in the City of Halifax, Province of Nova Scotia, herein represented by Gary Hannah, its President,

                  (hereinafter referred to as "Thinweb");

                  PARTY OF THE SECOND PART
                  ------------------------

AND: NOTIME WIRELESS CORP., a body politic and corporate, duly incorporated according to law, having its principal place of business in the City of Halifax, Province of Nova Scotia, herein represented by Cory Reid,

                  (hereinafter referred to as the "Corporation");

                  PARTY OF THE THIRD PART
                  -----------------------

AND:              LAPOINTE ROSENSTEIN, Attorneys, of the City of Montreal,
                  Province of Quebec,

                  (hereinafter referred to as the "Escrow Agent");

                  INTERVENANT
                  -----------

1.    PREAMBLE

1.1 WHEREAS the Corporation was incorporated pursuant to the Canada Business Corporations Act (the "CBCA") by Certificate and Articles of Incorporation dated October 21, 1999.

1.2 WHEREAS Innovium and Thinweb are the registered and beneficial owners of and control all of the issued and outstanding shares in the capital stock of the Corporation.

1.3 WHEREAS the Shareholders are desirous of regulating their respective rights, duties and obligations in and to the Corporation and towards one another.

NOW, THEREFORE, THIS AGREEMENT WITNESSETH:

2.    DEFINITIONS

2.1   In this Agreement:

      2.1.1   "Act" means the Income Tax Act (Canada);

      2.1.2 "Adjusted Technology Value" means, in the case of the Common Shares, the aggregate of (i) the Original Technology Value; (ii) all funds advanced to the Corporation subsequent to the date of execution of this Agreement and up to the day immediately preceding the date of the determination (the "Determination Period"); and (iii) the aggregate subscription price for all Shares issued by the Corporation during the Determination Period, less (i) all repayments by the Corporation of funds (excluding interest) advanced to the Corporation during the Determination Period and (ii) all dividends declared and paid and other distributions made by the Corporation to any of the Shareholders during the Determination Period. In case of disagreement as to the Adjusted Technology Value of the Common Shares, same shall be determined by the Auditors using generally accepted accounting principles consistently applied, whose determination shall be final and binding upon the parties without right of appeal;

      2.1.3 "Auditors" means such firm of chartered accountants as may be agreed upon from time to time at a meeting of the Shareholders to act as auditors or accountants for the Corporation;

      2.1.4   "Board" means the Board of Directors of the Corporation;

      2.1.5 "Business" has the meaning ascribed to it in subsection 5.1 hereof;

      2.1.6   "CBCA" has the meaning ascribed to it in subsection 1.1 hereof;

      2.1.7 "Closing" has the meaning ascribed to it in subsection 13.2 hereof;

      2.1.8 "Common Share(s)" means the participating and voting shares in the capital stock of the Corporation (being on the date of execution hereof the Class "A" shares and the Class "B" shares) or any Share or other security issued in replacement of such participating and voting shares upon any reorganization or exchange of the capital stock of the Corporation;

      2.1.9 "Confidential Information" has the meaning ascribed to it in paragraph 15.2 hereof;

      2.1.10 "Creditor" has the meaning ascribed to it in subsection 11.1 hereof;

      2.1.11 "Default Amount" has the meaning ascribed to it in subsection 11.1 hereof;

      2.1.12  "Defaulting Party" has the meaning ascribed to it in subsection
              11.1 hereof;

      2.1.13 "Deposit" has the meaning ascribed to it in subparagraph 13.1.2.1 hereof;

      2.1.14 "Exercising Shareholder" has the meaning ascribed to it in subsection 11.3 hereof;

      2.1.15  "Funds" has the meaning ascribed to it in subsection 11.1 hereof;

      2.1.16 "Interest in the Corporation" means all the Shares owned by a Shareholder plus the aggregate amount of such Shareholder's Loan Claims;

      2.1.17 "License Agreement" means the License Agreement entered into between Thinweb and the Corporation as of December 15, 1999;

      2.1.18 "Loan Claims" means in relation to a Shareholder, all indebtedness owing by the Corporation to that Shareholder or to any person Related to that Shareholder plus all accrued and unpaid interest thereon;

      2.1.19 "Majority Shareholder" has the meaning ascribed to it in subsection 12.2 hereof;

      2.1.20 "Management Fee" has the meaning ascribed to it in subsection 6.3 hereof;

      2.1.21  "Minimum Percentage" has the meaning ascribed to it in subsection
              11.2 hereof;

      2.1.22 "Minority Offer" has the meaning ascribed to it in subsection 14.2 hereof;

      2.1.23  "Minority Offeror" has the meaning ascribed to it in subsection
              14.2 hereof;

      2.1.24 "Minority Shareholder" has the meaning ascribed to it in subsection 12.2 hereof;

      2.1.25  "New Purchase Price" has the meaning ascribed to it in subsection
              13.5 hereof;

      2.1.26 "New Purchaser" has the meaning ascribed to it in subsection 13.5 hereof;

      2.1.27 "New Vendor" has the meaning ascribed to it in subsection 13.5 hereof;
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                                      -4-

      2.1.28 "Non-Exercising Shareholder" has the meaning ascribed to it in subsection 11.3 hereof;


      2.1.29  "Offer" has the meaning ascribed to it in subsection 13.1 hereof;

      2.1.30 "Offeree" has the meaning ascribed to it in subsection 13.1 hereof;

      2.1.31 "Offeror" has the meaning ascribed to it in subsection 13.1 hereof;

      2.1.32 "Operating Costs" means all non-capital costs and expenses (excluding non-cash items) of the Corporation related to the Business as are set out in the Quarterly Budget;

      2.1.33 "Original Technology Value" means the sum of two million five hundred thousand dollars ($2,500,000);

      2.1.34 "Preferred Share(s)" means the non-participating shares in the capital stock of the Corporation or any Share or other security issued in replacement of such Preferred Share upon any reorganization or exchange of the capital stock of the Corporation;

      2.1.35 "Price" has the meaning ascribed to it in subparagraph 13.1.2.1 hereof;

      2.1.36 "Prime Rate" means the annual interest rate quoted publicly by the Corporation's regular bankers as the reference rate of interest for commercial demand loans made in Canadian dollars and commonly known as such bank's prime rate, as adjusted from time to time on the basis of the Prime Rate in effect on the first (1st) day of each month;

      2.1.37 "Proportion" means a fraction, the numerator of which shall be the number of Common Shares owned by the particular Shareholder to whom reference is made and the denominator of which shall be the total of the Common Shares owned by all Shareholders;


      2.1.38  "Quarterly Budget" has the meaning ascribed to it in subsection
              6.1 hereof;

      2.1.39  "Related" means related as that term is used in the Act;

      2.1.40 "Services Agreement" means the Services Agreement entered into between Thinweb and the Corporation as of December 15, 1999;
              2.1.41 "Share(s)" means share(s) in the capital stock of the Corporation;

      2.1.42  "Shareholder" means any of the Shareholders;

      2.1.43 "Shareholders" means initially Innovium and Thinweb, and the definition shall be deemed to be modified from time to time to (i) delete persons who cease to hold Shares in accordance with the terms of this Agreement and (ii) add all persons who, from time to time, become holders of Shares in accordance with the terms of this Agreement and who undertake in writing to be bound by the provisions of this Agreement;
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                                      -5-

      2.1.44 "TP Offer" has the meaning ascribed to it in subsection 14.1 hereof;

      2.1.45 "TP Offeror" has the meaning ascribed to it in subsection 14.1 hereof.

3.    SHAREHOLDERS AND SHAREHOLDINGS

3.1 The Shareholders acknowledge that the Shares in the capital stock of the Corporation are held in the following numbers and classes:

     Shareholder                     Common Shares                 Percentage
     -----------                     -------------                 ----------
      Innovium                       1,250,000 Class "B" shares        50%

      Thinweb                        1,250,000 Class "A" shares        50%

4.    COMMISSIONS, FEES, ETC.

4.1 No fee, rebate, commission or gain of whatsoever nature shall be earned by any of the Shareholders as a result of that Shareholder obtaining financing for or on behalf of the Corporation.

5.    BUSINESS OF THE CORPORATION

5.1 The Corporation shall carry on the business of research and development in connection with the intellectual property licensed to it by Thinweb pursuant to the License Agreement and the commercialization of such intellectual property (the "Business").

6.    OPERATIONS OF THE CORPORATION

6.1 The officers of the Corporation shall at least thirty (30) days prior to the commencement of each quarter of the fiscal year of the Corporation submit a quarterly budget to the Board for approval (the "Quarterly Budget"). The officers shall carry on the Business in accordance with the Quarterly Budget and the directives set forth by the Board from time to time. Any amendments to the Quarterly Budget shall be submitted by the officers of the Corporation to the Board for approval.

6.2 The Shareholders hereby agree that it is not the intention of the Corporation to build up cash reserves once the research and development phase of the Business is completed and the Corporation starts to commercialize its products or services. The Shareholders hereby agree that it will be the Auditors responsibility to determine a mechanism and formula for distributing on a regular basis cash flow which is surplus to the needs of the Corporation. The determination of the Auditors shall be final and binding on the parties without right of appeal.

6.3 As long as Thinweb owns at least forty percent (40%) of the issued and outstanding voting Shares, Thinweb shall, subject to the provisions of this Agreement, through the officers of the Corporation nominated by it manage the day-to-day activities of the Corporation. Once Thinweb ceases to own at least forty percent (40%) of the issued and outstanding voting Shares, then the other Shareholder shall determine whether or not Thinweb shall continue to manage the day-to-day activities of the Corporation. Thinweb shall charge the Corporation a fee (the "Management Fee") for managing its day-to-day activities equal to two and one-half percent (2.5%) of the Operating Costs during the month in which Thinweb manages the day-to-day activities of the Corporation. Thinweb shall invoice the Corporation for the Management Fee at the end of each month in arrears. The Corporation shall pay such Management Fee within thirty (30) days of its receipt of the invoice.

7.   BOOKS OF ACCOUNT

7.1 Proper and correct books of account and such other books as may be necessary for the Business shall be kept, in which shall be entered all such transactions as are usually entered and written in books of account kept by persons engaged in businesses of a similar nature, and each of the Shareholders or a chartered accountant appointed by any of them shall have free access at all times to inspect, examine and make extracts and copies of same.

8.   DIRECTORS

8.1 The Shareholders agree to vote their Shares each and every year at meetings of Shareholders so as to cause two (2) nominees of Innovium and two (2) nominees of Thinweb to be elected to the Board. The initial nominees of Innovium are Neil Raymond and Jamie Macintosh and the initial nominees of Thinweb are Cory Reid and Gary Hannah. Notwithstanding the foregoing, at such time as either Shareholder ceases to own at least forty percent (40%) of the issued and outstanding voting Shares, then the other Shareholder shall be entitled to appoint a third (3rd) nominee to the Board and the Shareholders agree to vote their Shares to give effect to the foregoing.

8.2 Any Shareholder entitled under subsection 8.1 to nominate a director(s) may, acting reasonably, replace any director nominated by it at any time and from time to time. Any such Shareholder who wishes to replace a director may have such director replaced at any duly constituted meeting of the Shareholders or shall forward a written resolution to that effect, signed by that Shareholder, as the case may be, to the other Shareholders not less than five (5) days before a meeting of the Board at which such replacement director is expected to attend. Upon receipt of such written resolution, the other Shareholders shall execute the resolution and promptly return it to the Shareholder initiating same, who, upon receipt thereof, shall forward the signed resolution to the Corporation for filing in the corporate minute book. The Shareholders agree to vote their Shares to give effect to the provisions of this subsection 8.2.

9.   BY-LAWS

9.1 The Shareholders undertake to take whatever steps that may be necessary to adopt the following by-law as a by-law of the Corporation and they furthermore undertake that they will not vote their Shares or exercise any voting rights as directors or otherwise make any decision or take any action in any manner or capacity whatsoever, for the purpose of amending or repealing the said by-law, unless they do so unanimously.

     "Notwithstanding any by-law, resolution, decision or act previously adopted, the following provisions override, supersede and amend all by-laws of the Corporation inconsistent herewith:

     A. As long as both shareholders of the Corporation each own at least forty percent (40%) of the issued and outstanding voting shares of the capital stock of the Corporation then:

          (i) a quorum of a meeting of the shareholders of the Corporation shall be the shareholders of the Corporation holding or representing at least ninety percent (90%) of the issued and outstanding voting shares of the capital stock of the Corporation;

          (ii) the board of directors shall consist of four (4) directors and a quorum of a meeting of directors shall be three (3) directors. In addition, no resolution, decision or act of the board of directors will be valid unless a nominee director of each of the shareholders of the Corporation forms part of the majority in respect of such resolution, decision or act;

          (iii) at no time and at no meeting whatsoever shall the Chairman of a meeting or President of the Corporation have any additional vote or any vote whatsoever in addition to his ordinary vote as shareholder or as director, and that, more particularly, neither the Chairman of a meeting nor the President shall have a casting vote in case of a tie;

     B. At such time as either shareholder of the Corporation ceases to own at least forty percent (40%) of the issued and outstanding voting shares of the capital stock of the Corporation then:

          (i) a quorum of a meeting of shareholders of the Corporation shall be the shareholders of the Corporation holding or representing sixty percent (60%) of the issued and outstanding voting shares of the capital stock of the Corporation;

          (ii) the board of directors shall consist of five (5) directors and a quorum of a meeting of directors shall be three (3) directors;

          (iii) at no time and at no meeting whatsoever shall the Chairman of a meeting or President of the Corporation have any additional vote or any vote whatsoever in addition to his ordinary vote as shareholder or as director, and that, more particularly, neither the Chairman of a meeting nor the President shall have a casting vote in case of a tie;

          (iv) without limiting the generality of the foregoing and provided that neither shareholder of the Corporation owns less than ten percent (10%) of the voting shares in the capital stock of the Corporation, there shall be no by-law, resolution, decision or act of the shareholders, directors or officers of the Corporation having any of the following objects or purposes unless favourably voted upon at a meeting of directors, and ratified and confirmed by the holders of seventy-five percent (75%) of the voting shares in the capital stock of the Corporation;

               (a) any change in the number of directors of the Corporation, except as provided in the Shareholders Agreement dated as of December 16, 1999 among the Corporation, Innovium Capital Corp. and Thinweb Software Incorporated (the "Shareholders Agreement");

               (b) any filing of Articles of Amendment or Articles of Amalgamation by the Corporation;

               (c) any change in or alteration of the share capital of the Corporation;

               (d) any change in the remuneration paid to the shareholders, directors or officers of the Corporation or to any person Related (as that term is used in the Income Tax Act (Canada)) to any of the shareholders, directors or officers of the Corporation;

               (e) any payment of bonuses or other benefits to shareholders, directors or officers of the Corporation or to any person Related to any of the shareholders, directors or officers of the Corporation;

               (f) any granting or repayment of any loan to any shareholder, director or officer of the Corporation or to any person Related to any of them, except as provided in the Shareholders Agreement;

               (g) any guarantee of any obligations of any shareholder, director or officer of the Corporation or any person Related to any of them;

               (h) any making of an assignment under the Bankruptcy and Insolvency Act or a proposal thereunder, or the exercise of any recourse to any other measure designed for the protection of insolvent debtors pursuant to any other legislation in connection with insolvency;

               (i) any judicial or voluntary winding-up or dissolution of the Corporation or the liquidation of its business or assets;

               (j) any sale of all or a substantial portion of the assets of the Corporation or the granting of an option for same;

               (k) any redemption or purchase by the Corporation of its share capital;

               (l) any amendment, repeal or abrogation of any by-law of the Corporation;

               (m) any adoption for or on behalf of the Corporation of any contract or agreement or any entering into of any transaction by the Corporation not in the ordinary course of the Corporation's business."

9.2 Notwithstanding any provision of this Agreement to the contrary, the parties hereto hereby acknowledge and confirm that Thinweb shall not be entitled to vote as a

     Shareholder or cause its nominees to vote as directors of the Corporation on any matter regarding the License Agreement or the Services Agreement and any decision, act or resolution to be taken by the Board or the Shareholders in respect of the License Agreement or the Services Agreement shall be made or taken by the representatives of Innovium or Innovium alone, as the case may be, and any such decision, act or resolution shall be binding upon the Corporation and Thinweb.

10.  AUDITORS OF THE CORPORATION

10.1 The auditors or accountants of the Corporation shall be the Auditors.

11.  ADDITIONAL FUNDS

11.1 All operating expenses of the Corporation shall be funded by advances to be made by the Shareholders as per the Quarterly Budget. Each time an advance of funds (the "Funds") is required in accordance with the Quarterly Budget, the Shareholders hereby agree to advance to the Corporation their respective Proportion of the Funds. In the event that either of the Shareholders fails to advance its Proportion of the Funds, when required (the "Defaulting Party"), the other Shareholder (the "Creditor") may advance to the Corporation the Defaulting Party's Proportion of the Funds (the "Default Amount") for and on behalf of the Defaulting Party. Until repayment of such amount, the Creditor shall be subrogated in all the Defaulting Party's rights against the Corporation in connection with such advances.

11.2 Should the Defaulting Party repay to the Creditor the Default Amount such Default Amount shall be repaid with interest calculated from the date of its advance at the rate of two percent (2%) above the Prime Rate. If the Default Amount is not repaid to the Creditor by the Defaulting Party within thirty (30) days from the date of its advance, then the Creditor shall dilute the Interest in the Corporation of the Defaulting Party, in which event the Creditor shall be entitled to convert all of the Default Amount, including all interest accrued thereon, into Common Shares of the Corporation by subscribing for additional Common Shares at a price equal to the Adjusted Technology Value per share. Notwithstanding the foregoing, such conversion shall not reduce the Defaulting Party's Proportion expressed as a percent to less than ten percent (10%) (the "Minimum Percentage"). If such conversion would result in the Defaulting Party's Proportion being reduced to less than the Minimum Percentage, then notwithstanding the obligation of the Creditor to convert all of the Default Amount into Common Shares as aforesaid, the portion of the Default Amount that would result in the Defaulting Party's Proportion being reduced to less than the Minimum Percentage shall not be converted into Common Shares, but rather shall be converted into a loan owing to the Creditor by the Corporation, which loan shall be repaid to the Creditor in and by way of twelve (12) equal, consecutive, monthly instalments payable on the first
     (1st) day of each month, bearing interest at the rate of two percent (2%) above the Prime Rate, which interest shall be payable at the same time as the instalments of capital and which loan may, at the option of the Creditor be secured by the personal property of the Corporation. The first
     (1st) instalment shall be paid on the first (1st) day of the month next following the month in which the portion of the Default Amount was converted into a loan. The conversion by the Creditor of the Default Amount shall relieve the Defaulting Party of its default in respect thereof.

11.3 Subject to subsection 11.2 hereof, each time that the Corporation wishes to issue Common Shares from treasury, then the Corporation will give to each Shareholder the right, exercisable within thirty (30) days from receipt of notice thereof from the Corporation, to subscribe for such number of additional Common Shares (on the same terms and conditions as are applicable to the Common Shares to be issued from treasury) so that each Shareholder's Proportion immediately after the said issue of Common Shares from treasury shall continue to be equal to its Proportion immediately before the said issue of Common Shares from treasury. In the event that one (1) Shareholder exercises its right under this subsection 11.3 (the "Exercising Shareholder") and the other Shareholder fails to exercise its right to subscribe for such additional Common Shares within such thirty
     (30) day period (the "Non-Exercising Shareholder"), then the Non-Exercising Shareholder's right to subscribe for such additional Common Shares shall thereupon become ipso facto null and void and the Corporation shall give the Exercising Shareholder an additional seven (7) days in which to subscribe for all or part of the additional Common Shares initially offered to the Non-Exercising Shareholder. If not all of such additional Common Shares are subscribed for pursuant to this subsection 11.3, the Corporation shall be free for a period of ninety (90) days to sell such remaining additional Common Shares to any person on terms not more favourable than those provided to the Shareholders, provided, however, that it is a condition precedent to such sale that such person have agreed to become a party to and be bound by the terms and conditions of this Agreement.

12.  ALIENATION OF SHARES

12.1 Provided that both Shareholders each own at least forty percent (40%) of the issued and outstanding voting Shares, unless otherwise provided for in accordance with the terms hereof, neither Shareholder shall sell, transfer, assign, hypothecate, charge or otherwise encumber, alienate or dispose of in any manner whatsoever the whole or any part of its Interest in the Corporation without first obtaining the written consent of the other Shareholder.

12.2 At such time as either Shareholder ceases to own at least forty percent (40%) of the issued and outstanding voting Shares (the "Minority Shareholder") and at all times thereafter, unless otherwise provided for in accordance with the terms hereof, the Minority Shareholder shall not sell, transfer, assign, hypothecate, charge or otherwise encumber, alienate or dispose of in any manner whatsoever the whole or any part of its Interest in the Corporation without first obtaining the written consent of the other Shareholder (the "Majority Shareholder"). In the event that the Majority Shareholder sells, transfers or assigns all or any of its Interest in the Corporation and subsequent to such sale, transfer or assignment, the Minority Shareholder continues to be a Shareholder, if permitted, the Majority Shareholder agrees to ensure that any purchaser, transferee or assignee be bound by the provisions of this Agreement.

13.  BUY/SELL

13.1 Notwithstanding subsection 12.1, commencing on the first anniversary date of this Agreement, each of the Shareholders (hereinafter referred to as the "Offeror") shall have the right, provided that both Shareholders each own at least forty percent (40%) of the issued and outstanding Shares, to present to the other Shareholder (hereinafter referred to as the "Offeree") a bona fide offer to purchase all (but not less than all) of the Offeree's Interest in the Corporation at a price per Common Share, per Preferred Share and per dollar of Loan Claims which the Offeror shall set forth in a written offer (the "Offer") to the Offeree. Such Offer shall be considered as the granting of an option by the Offeror to the Offeree exercisable as follows:

     13.1.1 within thirty (30) days of the making of the Offer, the Offeree shall be obliged to exercise one of the following two (2) options:

             13.1.1.1 accept the Offer and sell its Interest in the Corporation to the Offeror, at the price per Common Share, per Preferred Share and per dollar of Loan Claims as are contained in the Offer and the Offeror must accordingly purchase the Offeree's Interest in the Corporation as aforesaid; or

             13.1.1.2 reject the Offer and effect the purchase of the Offeror's Interest in the Corporation, at the same price per Common Share, per Preferred Share and per dollar of Loan Claims as are contained in the Offer, and the Offeror must accordingly sell to the Offeree the Offeror's Interest in the Corporation. In such case, the provisions of paragraph 13.1.2 shall apply mutatis mutandis and the Escrow Agent shall forthwith return to the Offeror its Deposit;

             failing which it shall be deemed to have exercised the option set out in subparagraph 13.1.1.1;

     13.1.2 for the purposes of this section, the Offer shall be deemed bona fide only if:

             13.1.2.1 it is accompanied by a statement signed by the Escrow Agent confirming that it has received from the Offeror a certified cheque payable to its order, in trust, in an amount (the "Deposit") representing twenty-five percent (25%) of the aggregate of (i) the consideration for the Common Shares set out in the Offer, (ii) the consideration for the Preferred Shares set out in the Offer and (iii) the consideration for the Loan Claims set out in the Offer (collectively, the "Price");

             13.1.2.2 it contains an undertaking to secure the immediate release of the Offeree and all persons Related to it from all guarantees given by each of them on behalf of the Corporation;

             13.1.2.3 it contains an undertaking to purchase all Preferred Shares owned by the Offeree;

             13.1.2.4 it contains an undertaking to purchase all of the Loan Claims of the Offeree;

             13.1.2.5 it contains an undertaking to pay the balance of the Price in full, in cash or by certified cheque, at the Closing; and

             13.1.2.6 it is an offer for the entire Interest in the Corporation of the Offeree and not for part thereof.

13.2 The closing of the transaction of purchase and sale contemplated herein (the "Closing") shall take place at the offices of the attorneys for the Corporation, at 10:00 a.m., sixty (60) days after the delivery of the Offer to the Offeree or such other time and place as agreed to by the Offeror and the Offeree.

13.3 At the Closing:

     13.3.1 the purchasing Shareholder shall furnish to the selling Shareholder written evidence to the effect that the selling Shareholder and all persons Related to it have been released from all guarantees furnished by each of them on behalf of the Corporation;

     13.3.2 the selling Shareholder and each person Related to it shall repay to the Corporation all loans and other amounts owing by them to the Corporation, regardless of the terms of repayment thereof, together with all interest due thereon, if any, and to this end, shall deliver to the Corporation a certified cheque in an amount representing full repayment of the indebtedness. The selling Shareholder and each person Related to it shall repay to the purchasing Shareholder all loans and other amounts owing by them to such purchasing Shareholder, arising out of their association with the Corporation, regardless of the terms of payment thereof, together with all interest accrued thereon, if any, and to this end shall deliver to such purchasing Shareholder a certified cheque in an amount representing full repayment of such indebtedness. In addition, the purchasing Shareholder shall repay to the selling Shareholder and each person Related to it all loans and other amounts owing by it to such selling Shareholder and persons Related to it, arising out of their association with the Corporation, regardless of the terms of payment thereof, together with all interest accrued thereon, if any, and to this end shall deliver to such selling Shareholder and persons Related to it a certified cheque in an amount representing full repayment of such indebtedness;

     13.3.3 the Escrow Agent shall deliver to the purchasing Shareholder certificates representing all of the Shares owned by the selling Shareholder (properly endorsed for transfer) together with evidence of the selling Shareholder's Loan Claims;

     13.3.4 the selling Shareholder shall cause its nominee or any person Related to it to resign as a director, employee and/or officer of the Corporation;

     13.3.5 the selling Shareholder and all persons Related to it who had any involvement with the Corporation, on the one hand, and the Corporation and the purchasing Shareholder, on the other hand, shall grant to each other reciprocal releases from any and all claims, past, present or future, which any of them have against the others for matters arising out of their association with the Corporation prior to the Closing, save for any matters arising pursuant to the transaction of purchase and sale contemplated herein, the License Agreement and the Services Agreement;

     13.3.6 if the Offeror is the purchasing Shareholder, the purchasing Shareholder shall tender to the Escrow Agent a certified cheque in an amount equal to the Price less the Deposit, and the Escrow Agent shall remit the Price to the selling Shareholder; and

     13.3.7 if the selling Shareholder if the Offeror, the purchasing Shareholder shall tender to the Escrow Agent a certified cheque in an amount equal to the Price less its Deposit, the Escrow Agent shall return to the selling Shareholder its Deposit and the Escrow Agent shall remit the Price to the selling Shareholder.

13.4 The parties hereto agree to sign all documents and perform all acts required to give effect to the sale and purchase of the selling Shareholder's Interest in the Corporation.

13.5 If, at the time of Closing, the purchasing Shareholder neglects or refuses to complete the transaction of purchase and sale herein contemplated and neglects or refuses to deliver those documents or perform those acts which it is obliged to deliver pursuant to subsection 13.3 above, the selling Shareholder shall have the right, at its option, without prejudice to any other rights which it may have under the circumstances, to give to the purchasing Shareholder within thirty (30) days from the date on which the Closing should have occurred, a notice to the effect that the selling Shareholder (hereinafter referred to in this subsection as the "New Purchaser") intends to purchase from the purchasing Shareholder (hereinafter referred to in this subsection as the "New Vendor") all of the Interest in the Corporation owned by the New Vendor at a price equal to fifty percent (50%) of the Price which would otherwise have been payable for the New Vendor's Interest in the Corporation (hereinafter referred to in this subsection as the "New Purchase Price"). The closing of the resulting transaction of purchase and sale shall take place at the offices of the Corporation's attorneys, at 10:00 a.m. on the sixtieth (60th) business day following the date on which the Closing referred to in subsection 13.2 was to take place. At such time, the New Vendor shall sell all of its Interest in the Corporation to the New Purchaser which shall purchase same, the whole in accordance with subsections 13.3 and 13.4, which shall apply mutatis mutandis. In the event that the New Vendor neglects or refuses to complete said transaction, the New Purchaser may sign or perform in its place and stead and on its behalf any and all documents required to complete the transaction, each Shareholder hereby naming the other as its mandatory for such purposes. In such event, the New Purchaser shall remit the New Purchase Price or the New Purchase Price less it Deposit, if any, to the Escrow Agent, in trust, for the benefit of the New Vendor and such remittance shall constitute full payment of the New Purchase Price and same shall be delivered by the Escrow Agent to the New Vendor at the closing referred to in this subsection 13.5. The Escrow Agent shall return to the New Vendor its Deposit, if any, at said closing.

14.  FORCED SALE AND RIGHT OF FIRST REFUSAL

14.1 At such time as either Shareholder ceases to own at least forty percent (40%) of the issued and outstanding voting Shares and at all times thereafter, in the event that the Majority Shareholder receives an irrevocable bona fide offer (the "TP Offer") from a third (3rd) party, other than a Related person (the "TP Offeror"), which TP Offer the Majority Shareholder is prepared to accept, to purchase all but not less than all of its

     Interest in the Corporation, the following provisions shall apply and the Majority Shareholder shall forthwith following receipt of the TP Offer advise the Minority Shareholder in writing of same, as well as of the terms and conditions of the TP Offer:

     14.1.1 the TP Offer must include an irrevocable offer to the Minority Shareholder by the TP Offeror to purchase all (but not less than all) of the Minority Shareholder's Interest in the Corporation on no less favourable terms and conditions and price per Common Share, per Preferred Share and per dollar of Loan Claims as those offered to the Majority Shareholder; and

     14.1.2 the Minority Shareholder shall be entitled to accept the TP Offer with respect to all (but not less than all) of its Interest in the Corporation in accordance with the terms of the TP Offer and accordingly sell its Interest in the Corporation to the TP Offeror, or the Majority Shareholder shall be entitled to oblige the Minority Shareholder to sell all (but not less than all) of its Interest in the Corporation to the TP Offeror in accordance with the terms of the TP Offer, in which case the Minority Shareholder shall be deemed to have accepted the TP Offer with respect to its Interest in the Corporation and shall be bound to complete the transaction referred to in the TP Offer with the TP Offeror on the terms and conditions contemplated therein. In the event that neither the Minority Shareholder nor the Majority Shareholder exercises its rights pursuant to this paragraph 14.1.2, the Minority Shareholder shall continue to be a Shareholder.

14.2 Notwithstanding subsection 12.2 hereof, in the event that the Minority Shareholder receives an irrevocable bona fide offer (hereinafter referred to as the "Minority Offer") from a third (3rd) party other than a Related person (hereinafter referred to as the "Minority Offeror") to purchase all (but not less than all) of its Interest in the Corporation for cash which the Minority Shareholder is prepared to accept, the Minority Shareholder shall be required, prior to being entitled to complete or proceed with the sale to the Minority Offeror of all of its Interest in the Corporation, to offer same to the Majority Shareholder on the following terms and conditions:

     14.2.1 within five (5) days of receipt of the Minority Offer, the Minority Shareholder shall deliver to the Majority Shareholder a copy of the Minority Offer with a written notice offering to sell its Interest in the Corporation to the Majority Shareholder, the whole at the same price per Common Share and on the same terms and conditions as set forth in the Minority Offer, save as to delay for acceptance;

     14.2.2 the Majority Shareholder shall then have thirty (30) days from receipt of said Minority Offer and notice in which to notify the Minority Shareholder of its intention to either:

            14.2.2.1 purchase all of the Minority Shareholder's Interest in the Corporation for the same price per Common Share and on the same terms and conditions as are contained in the Minority Offer, save as to delay for acceptance; or

            14.2.2.2 not to purchase all of the Minority Shareholder's Interest in the Corporation;

     14.2.3 should the Majority Shareholder fail to notify the Minority Shareholder of its intention within the delays set forth in paragraph 14.2.2 hereof, it shall be deemed to have elected not to wish to purchase the Minority Shareholder's Interest in the Corporation;

     14.2.4 in the event that the Majority Shareholder notifies the Minority Shareholder of its intention not to purchase the Minority Shareholder's Interest in the Corporation, the Minority Shareholder shall be free to proceed with the sale of its Interest in the Corporation to the Minority Offeror in accordance with the Minority Offer;

     14.2.5 in the event that the Majority Shareholder notifies the Minority Shareholder of its intention to purchase pursuant to subparagraph
            14.2.2.1 hereof, the Minority Shareholder shall be obliged to sell its Interest in the Corporation to the Majority Shareholder accordingly.

14.3 For the purposes of subsection 14.2 hereof, the Minority Offer shall be valid only if:

     14.3.1 it provides for a twenty-five percent (25%) deposit by the Minority Offeror at the time the Minority Offer is made;

     14.3.2 it provides for a closing within one hundred and twenty (120) days of the acceptance of the Minority Offer by the Minority Shareholder;

     14.3.3 it provides for the purchase of all of the Minority Shareholder's Interest in the Corporation; and

     14.3.4 it contains an undertaking by the Minority Offeror to be bound by the terms and conditions of this Agreement as a Minority Shareholder in the event that the Minority Offeror becomes a Shareholder pursuant to the terms hereof.

15.  CONFIDENTIALITY

15.1 Each of the Shareholders undertakes that it shall not, while associated with the Corporation as a shareholder and at all times following the termination of said association, directly or indirectly, and whether on its behalf or on behalf of others, disclose to any party any of the Confidential Information (as hereinafter defined).

15.2 Each of the Shareholders hereby recognizes, acknowledges and agrees that in its association with the Corporation it is and will be privy to certain confidential information of the Corporation, including names of clients, their addresses and requirements, trade secrets, inventions, data, programming, systems, technical information, designs, ideas, data formats and files, plans, specifications, formulas, drawings, sketches, prototypes, tools, samples, reports and notes, operating instructions and similar information, whether of a technical, engineering, operating design or economic nature (collectively referred to as the "Confidential Information"), which are valuable, special and unique assets of the Corporation, and which information constitutes proprietary rights which the Corporation is entitled to protect.

16.  CONCERNING THE ESCROW AGENT

16.1 Concurrently with the execution of this Agreement, the Shareholders shall deposit with the Escrow Agent the share certificates representing all of the Shares owned by them duly endorsed in blank for transfer as well as all evidence of their Loan Claims duly assigned or endorsed in blank for transfer. The Escrow Agent is hereby authorized to hold and deal with same in accordance with the terms and conditions of this Agreement. As other Shares are issued to the Shareholders or additional Loan Claims accrue to them, the certificates representing said Shares and all evidence of Loan Claims shall be forthwith assigned or endorsed in blank for transfer and deposited with the Escrow Agent and shall be held and dealt with in accordance with the terms and conditions of this Agreement. Notwithstanding the deposit of the Shares and the evidence of Loan Claims with the Escrow Agent, at all times prior to the closing of transactions referred to herein, each Shareholder shall vote its Shares and be entitled to all dividends declared and paid thereon as well as to all other benefits that may accrue from said Shares from time to time and to all interest payable on the Loan Claims.

16.2 The Escrow Agent may, at any time, resign or be discharged from any further duties and responsibilities hereunder without liability of any kind other than for its intentional or gross fault, upon giving fifteen (15) days notice in writing to each of the Shareholders.

16.3 In the event of the resignation of the Escrow Agent herein named, the Shareholders shall agree within fifteen (15) days on the appointment of its successor. Such successor, immediately upon its appointment, shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Escrow Agent herein, without any further formality, and the Escrow Agent originally named and ceasing to act shall, upon payment of any amounts due to it hereunder, execute and deliver all such assignments and other instruments as may be necessary for the purpose of assuring to the new escrow agent full seizin in the premises and shall deliver the certificates representing the Shares and any evidences of Loan Claims that it may hold to the new escrow agent.

16.4 It is acknowledged by the parties that the Escrow Agent shall not incur any liabilities or responsibilities by reason of any matter or thing done or omitted to be done under or in relation to this Agreement, except for intentional or gross fault on its part. The Escrow Agent shall be entitled to reasonable remuneration for its services hereunder.

16.5 The Escrow Agent shall have no duties or responsibilities except those expressly set forth herein. It may consult with counsel and shall be fully protected with respect to any action taken or omitted to be taken by it in good faith. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, or shall receive instructions from any of the parties with respect to the evidence of Loan Claims, the Shares and/or any other documents or sums of money held by it in escrow pursuant to the provisions hereof which in the Escrow Agent's opinion are in conflict with the provisions hereof, it shall be entitled to refrain from taking any action other than to keep such evidence of Loan Claims, Shares and/or other documents or sums of money safely until it shall have been directed otherwise in writing by the Corporation and the Shareholders or by a decision of the arbitrators in the manner set forth in subsection 19.1.

16.6 The parties hereby agree to indemnify and hold harmless the Escrow Agent from and against any and all claims relating to anything done or omitted by the Escrow Agent in the course of the carrying out of the terms and conditions of this Agreement.

16.7 The Escrow Agent shall not be bound to enter into or maintain any litigation, until it shall have been indemnified against all expenses and liabilities which might be reasonably incurred thereby.

17.  NOTICES

17.1 All notices, requests, demands and other communications hereunder shall be made in writing and shall be given by prepaid registered mail, receipt return requested, or delivered by hand, to the other parties at the following addresses:

     if to Innovium:                           Innovium Capital Corp.
                                               130 Adelaide Street West
                                               Suite 2320
                                               Toronto, Ontario
                                               M5H 3P5

                                               Attention:  President
                                               ---------------------

     if to Thinweb:                            Thinweb Software Incorporated
                                               1505 Maritime Centre
                                               Suite 1510, Maritime Centre
                                               Halifax, Nova Scotia
                                               B3J 3K5

                                               Attention:  President
                                               ---------------------

     if to the Corporation:                    NoTime Wireless Corp.
                                               1505 Maritime Centre
                                               Suite 1510, Maritime Centre
                                               Halifax, Nova Scotia
                                               B3J 3K5

                                               Attention:  President
                                               ---------------------

     if to the Escrow Agent:                   Lapointe Rosenstein
                                               1250 Rene-Levesque Boulevard West
                                               Suite 1400
                                               Montreal, Quebec
                                               H3B 5E9

                                               Attention:  Mtre. Brahm Gelfand
                                               -------------------------------
     or at such other address as the parties may have previously indicated to the other parties in writing in conformity with the foregoing. Any such notice, request, demand or other communication shall be deemed to have been received on the date of delivery if sent by registered mail or delivered by hand.

18.  INSCRIPTIONS ON SHARE CERTIFICATES

18.1 The share certificates which have been issued and allotted in respect of the Shares as well as all evidence of Loan Claims shall be suitably inscribed to indicate that they are subject to this Agreement.

19.  ARBITRATION

19.1 Except as otherwise provided for in paragraph 2.1.2 or subsection 6.2, all disputes arising in connection with this Agreement shall be finally settled by arbitration under the Arbitration Act (Ontario) by one (1) arbitrator appointed by both Shareholders. If the Shareholders cannot appoint one (1) arbitrator to settle the dispute within fourteen (14) days of either Shareholder notifying the other Shareholder of a dispute, each Shareholder shall appoint one (1) arbitrator within fifteen (15) days thereafter, and the two (2) arbitrators so appointed shall appoint a third (3rd) arbitrator within ten (10) days thereafter, failing which either arbitrator shall be entitled to apply to the Supreme Court of Ontario to have the third (3rd) arbitrator appointed. If either Shareholder fails to appoint its arbitrator within such fifteen (15) day period, then the arbitrator appointed by the other Shareholder shall be the sole arbitrator. The arbitration proceedings shall be conducted in English and the venue of the arbitration shall be Toronto, Ontario. The decision of the arbitrators shall be final and binding upon the parties to the exclusion of courts of law.

20.  MISCELLANEOUS PROVISIONS

20.1 The Shareholders undertake to cast their votes in favour of all resolutions and by-laws and the parties undertake and agree to do all things that may be necessary to give full force and effect to this Agreement.

20.2 This Agreement may not be modified or amended except by instrument in writing signed by each of the Shareholders. If any covenant, obligation or agreement hereunder or the application of any part of this Agreement to any person, party or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such covenants, agreements or obligations other than those as to which it is held invalid or unenforceable shall not be affected thereby and each covenant, obligation and agreement contained herein shall be separately valid and enforceable to the full extent permitted by law.

20.3 The delays provided for herein are mandatory and may not be extended without the consent of the Shareholders.

20.4 This Agreement shall be binding upon and enure to the benefit and advantage of the parties hereto and their respective heirs, legatees, successors, executors and assigns.

20.5 This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

20.6  The preamble shall be deemed to form an integral part of this Agreement.

20.7 No waiver by any of the parties of the conditions, or of the breach of any term, covenant or undertaking contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or as a waiver of any other condition or of the breach of any other term, covenant or undertaking contained in this Agreement.

20.8 All words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties referred to in each case require and the verb shall be construed as agreeing with the required word and/or pronoun.

20.9 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matters herein contained and supersedes and replaces any negotiations, discussions or agreements previously held or entered into by them with respect to the subject matters herein contained. The parties hereby renounce to and waive the benefits of all prior negotiations and discussions concerning the subject matter hereof which are not embodied herein.

20.10 The provisions of this Agreement supersede with respect to the Shareholders and the Escrow Agent, the provisions of the Articles, by-laws and resolutions of the Corporation which are inconsistent with the provisions hereof.


IN WITNESS WHEREOF, the parties have signed at the place and on the date first hereinabove mentioned.


INNOVIUM CAPITAL CORP.

Per:______________________________________


THINWEB SOFTWARE INCORPORATED

Per:______________________________________



NOTIME WIRELESS CORP.

Per:______________________________________


LAPOINTE ROSENSTEIN
(in its capacity as Escrow Agent only)

Per:______________________________________

                               LICENSE AGREEMENT


BETWEEN: THINWEB SOFTWARE INCORPORATED, a corporation duly incorporated under the laws of the Province of Nova Scotia,

                                   (the "Licensor")

                                   PARTY OF THE FIRST PART
                                   -----------------------

AND: NOTIME WIRELESS CORP., a corporation duly incorporated under the laws of Canada,

                                   (the "Licensee")

                                   PARTY OF THE SECOND PART
                                   ------------------------

1.      PREAMBLE

1.1 WHEREAS Licensor has developed and owns software known as "thinAccess", an ultra thin client database access middleware extender, and the source code relating thereto, as well as considerable know-how and expertise relating thereto;

1.2 WHEREAS Licensee wishes to obtain from Licensor and Licensor wishes to grant to Licensee, an exclusive perpetual license to use said software and source code and all know-how and expertise relating thereto in order to further develop same for use in the wireless database access market, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

2.      DEFINITIONS

2.1     Whenever used in this Agreement:

2.1.1 "Licensed Documentation" means all documentation of any nature whatsoever (including user manuals, technical manuals, etc.) prepared by or on behalf of Licensor relating to the Licensed Software, the Licensed Source Code, the Licensed Know-How or the Subject Matter of this Agreement, whether in electronic or hard copy formats, and all future improvements, enhancements, developments, additions or other modifications thereto made by or on behalf of Licensor (but excluding any improvements, enhancements, developments, additions or other modifications thereto made by Licensor on behalf of Licensee pursuant to the Service Agreement or otherwise made by on behalf of Licensee);

2.1.2 "Licensed Know-How" means all present and future technical knowledge, unpatented inventions, trade secrets, secret processes, methods and procedures, as well as current and accumulated experience acquired by Licensor as a result of research, practical experience or otherwise, in the development of any of the Licensed Material or which relates to the Subject Matter of this Agreement;

2.1.3 "Licensed Material" means, collectively, the Licensed Software, the Licensed Source Code, the Licensed Documentation and the Licensed Know-How;

2.1.4 "Licensed Software" means the software currently known as "thinAccess", an ultra-thin client database access middleware extender, more fully described in Schedule "A" annexed hereto, together with all accompanying documentation, as well as all Updates, Upgrades and all future improvements, enhancements, developments, additions or other modifications thereto made by or on behalf of Licensor (but excluding any improvements, enhancements, developments, additions or other modifications thereto made by Licensor on behalf of Licensee pursuant to the Service Agreement or otherwise made by or on behalf of Licensee);

2.1.5 "Licensed Source Code" means one (1) complete, machine readable copy of the source code text of the Licensed Software on storage media and capable of being transformed into a hard copy source listing and which shall, when complied, produce the most recent version of the Licensed Software delivered by Licensor to Licensee, all of which shall be sufficient to enable a data processing professional having ordinary skills and experience in computer application programming to understand, maintain and modify the Licensed Software;

2.1.6 "Licensed Trade Marks" means the trade mark "thinAccess" and such other trade marks, service marks, logos and symbols used by Licensor in connection with the Licensed Software from time to time;

2.1.7   "Licensee Confidential Information" has the meaning ascribed thereto in
        Section 10.1 hereof;

2.1.8   "Licensor Confidential Information" has the meaning ascribed thereto in
        Section 9.1 hereof;

2.1.9   "Licensee Indemnified Parties" has the meaning ascribed thereto in
        Section 8.1 hereof;

2.1.10  "Licensor Indemnified Parties" has the meaning ascribed thereto in
        Section 8.2 hereof;

2.1.11  "Losses" has the meaning ascribed thereto in Section 8.1 hereof;

2.1.12 "Person" includes an individual, body corporate, legal person, partnership, joint venture, trust, association, unincorporated organization, any governmental authority or body or any other entity recognized by law;

2.1.13 "Net Revenues" means the entire amount of all sales, receivables and other income of Licensee arising out of the licensing, maintenance and support of the Licensed Software, collected by Licensee and whether by cash, cheque, credit or otherwise, but excluding all returns, refunds and any sales, value-added and equivalent taxes which are collected by Licensee for and on behalf of any governmental body;

2.1.14 "New Technologies" has the meaning ascribed thereto in Section 5.1 hereof;

2.1.15  "Other Markets" means any market other than the Target Market;

2.1.16  "Royalty" has the meaning ascribed thereto in Section 6.1 hereof;

2.1.17 "Service Agreement" means that certain service agreement entered into between Licensor and Licensee concurrently herewith, pursuant to which Licensor agrees to make available certain of its employees to Licensee for the development of New Technologies;

2.1.18 "Shareholders Agreement" means that certain shareholders agreement to be entered into among Licensor, Innovium Capital Corp. and Licensee on the date on which Innovium Capital Corp. becomes a shareholder of Licensee;

2.1.19 "Subject Matter of this Agreement" means ultra-thin client software, with ultra-thin "proxy" Java Database Connectivity compliance, which permit remote access and manipulation of databases, and the processing of structured query language statements, by mobile and wireless devices over the Internet;

2.1.20  "Target Market" means the wireless database access market;

2.1.21 "Update" means software changes to correct any errors or bugs therein, but that do not materially alter the functionality of such software or add new functions thereto; and

2.1.22 "Upgrade" means changes to any software that materially alters the functionality of such software or adds new functions thereto including any enhancements.

3.      GRANT OF LICENSE

3.1 Licensor hereby grants to Licensee the exclusive, perpetual, world-wide license to:

3.1.1 use, support, execute, perform, reproduce, modify, add to, enhance, improve, display and copy the Licensed Source Code for the purposes of:
        (i) developing, improving, adding to, enhancing and otherwise modifying the Licensed Software and/or developing New Technologies; (ii) supporting and maintaining Licensed Software and any New Technologies developed by or on behalf of Licensee;

3.1.2 use, support, execute, perform, reproduce, modify, enhance, improve, develop, display and copy the Licensed Software for the purposes contemplated by this Agreement;

3.1.3 market, license, sublicense and otherwise directly and indirectly distribute, maintain and support the Licensed Software and the Licensed Documentation;

3.1.4 use the Licensed Trade Marks in association with the marketing, license, sublicensing, distribution, maintenance and support of the Licensed Software and Licensed Documentation;

3.1.5   sublicense the rights granted to it under Sections 3.1.2, 3.1.3 and
        3.1.4 hereof.

3.2 Licensor shall not, directly or indirectly, perform any of the activities set out in Section 3.1 anywhere in the world. However, nothing herein contained shall prevent Licensor from using any of the Licensed Material or the Licensed Trademarks for applications relating to the Other Markets.

3.3 Licensor shall refer to Licensee all inquiries concerning any of the Licensed Material or the Licensed Trademarks received from anywhere in the world which relate, directly or indirectly, to the Target Market. Licensee shall refer to Licensor all inquiries concerning any of the Licensed Material and the Licensed Trademarks received from anywhere in the world which relate exclusively to the Other Markets.

4.      INFORMATION AND ASSISTANCE

4.1     Immediately following the execution of this Agreement, Licensor shall:

4.1.1 deliver the Licensed Software, the Licensed Documentation and the Licensed Source Code to Licensee;

4.1.2 disclose the Licensed Know-How to Licensee and make available to Licensee all information and data in its possession or under its control relating to any of the Licensed Material;

4.1.3 make available Mr. Cory Reid or such other person as reasonably acceptable to Licensee in order to assist Licensee in its research and development relating to the Subject Matter of this Agreement.

5.      DEVELOPMENTS AND IMPROVEMENTS

5.1 Licensor acknowledges that Licensee will continue to develop, add to, enhance, improve or otherwise modify the Licensed Material for the Target Market and agrees that Licensee shall be the sole and absolute owner of: (i) all enhancements, additions, improvements, developments, additions or other modifications to any of the Licensed Material (including, without limitation, derivative software); and (ii) all new software, inventions, technologies, know-how, trade-secrets, processes and other developments, whether or not relating to the Subject Matter of this Agreement (collectively, the "New Technologies"). Licensor shall cooperate fully and assist Licensee in obtaining, at Licensee's expense, all patents, copyrights, industrial designs, trade marks and other intellectual property registrations with respect to the New Technologies.

5.2 In the event that Licensor develops any enhancements, improvements, additions, modifications or other improvements relating to: (i) any of the Licensed Material (including, without limitation, any Update or Upgrade) relating to the Subject Matter of this Agreement or intended for the Target Market, or (ii) the Subject Matter of this Agreement, or intended for the Target Market, then Licensor shall immediately furnish Licensee with complete details thereof in order that Licensee may determine whether it would be interested in using any or further developing any of same for the Target Market. All patents, copyrights, technical data and know-how resulting therefrom shall be deemed licensed to Licensee hereunder exclusively for applications in the Target Market, without any additional compensation therefor.

5.3 In the event that Licensor gives Licensee written notice of its intent to:

5.3.1 license, otherwise commercialize or sell to any third Person any of the New Technologies exclusively for applications for Other Markets, Licensee shall appoint Licensor as its agent for the purpose of licensing, otherwise commercializing or selling the New Technologies, on Licensee's behalf, to third Persons exclusively for applications in such Other Markets, upon such terms and conditions as may be mutually agreed upon between Licensor and Licensee (including, without limitation, the payment by Licensee of a reasonable commission to Licensor in the event that Licensee enters into a transaction relating to any of the New Technologies for Other Markets with any third Person introduced to it by Licensor during the term hereof). Licensor acknowledges that it will have no right, title or interest in or to the New Technologies by reason thereof, and that all contracts and agreements to be entered into with any third Person relating to the licensing, other commercialization or sale of the New Technologies shall be entered into solely by Licensee and that all revenues (including, without limitation, royalties) and/or proceeds of sale arising therefrom shall belong exclusively to Licensee; and

5.3.2 itself use or otherwise embed any of the New Technologies into thinWeb products of Licensor not relating to the Subject Matter of this Agreement, exclusively for applications in Other Markets, Licensee and Licensor shall negotiate in good faith the terms and conditions of a non-exclusive license agreement relating thereto which shall provide, inter alia, for the payment by Licensor to Licensee of a fair and
        ----- ----
        reasonable royalty for such use of the New Technologies.

6.      CONSIDERATION

6.1 As initial consideration for the entering into of this Agreement by Licensor and for the rights and license granted herein, Licensee hereby issues to Licensor one million two hundred and fifty thousand (1,250,000) fully paid and non-assessable Class A" shares of its capital stock and a demand promissory note in the aggregate principal amount of $1,250,000. As further consideration for the entering into of this Agreement by Licensor and for the rights and license granted herein, Licensee undertakes to pay the Licensor, at such place as Licensor may from time to time designate in writing, a continuing and non-refundable royalty fee (the "Royalty") equal to five percent (5%) of the Net Revenue of Licensee, payable quarterly in accordance with Section 6.2 hereof.

6.2 Within thirty (30) days following the end of each calendar quarter during the term of this Agreement, Licensee shall furnish Licensor with a certified statement for such calendar quarter disclosing the Net Revenue of Licensee for such calendar quarter and containing the gross amount of all sales, receivables and other income arising out of the licensing, maintenance and support of the Licensed Software, as well as all deductions applicable to such gross amount of sales, receivables and other income for such calendar quarter as contemplated in the definition of Net Revenue. Concurrently with the delivery of such a statement, Licensee shall pay to Licensor the Royalty payable for such calendar quarter.

6.3 Notwithstanding any other provision of this Agreement, the obligation of Licensee to pay Royalty to Licensor under this Agreement shall only commence as and from such time as Licensee shall have reimbursed to its shareholders the entire amount of all advances made to Licensee by such shareholders pursuant to the Shareholders Agreement.

6.4 Licensee shall be entitled to withhold from all payments due to Licensor hereunder any amount which is legally required to be withheld and paid to the appropriate fiscal authority having jurisdiction in each country in which Net Revenue is generated. Whenever any such amount is withheld, Licensee shall immediately deliver to Licensor the statement disclosing the amount withheld the date of payment thereof and the Royalty with respect to which such amount was paid. Licensee shall, at its expense, make all necessary and appropriate applications to any governmental authorities of any country in which Net Revenue is generated as may be required for the transmittal in payment of monies due to Licensor pursuant to the terms of this Agreement.

6.5 Whenever any payment of Royalty is not made when due, the amount of such payment shall bear interest from its due date at an annual rate of interest equal to two percent (2%) above the rate of interest advertised from time to time by Licensee's bankers as the reference rate for the purpose of determining the rate of interest charged to its customers for commercial demand loans in Canadian currency.

6.6 Licensee shall keep accurate and complete books and records relating to its operations in order that the Royalty payable hereunder may be accurately determined in the statements finished by Licensee hereunder verified. Such books and records shall be made available to Licensor throughout the term of this Agreement for a period of two (2) years thereafter for inspection and/or audit by any duly authorized representatives of the Licensor. Whenever any such inspection and/or audit discloses an understatement in excess of five percent (5%), of the Royalty payable by Licensee hereunder, all reasonable expenses in connection with such inspection and/or audit shall be paid by Licensee to Licensor on demand. In addition, Licensee shall immediately pay to Licensor all amounts due and unpaid hereunder in the event of any understatement, together with interest thereon at the rate set forth in Section 6.5 hereof. Within ninety
(90) days at the end of each calendar year, Licensee shall submit to Licensor a detailed statement prepared by an independent chartered accountant addressing the New Revenue of Licensee for such calendar year.

7.      REPRESENTATIONS AND WARRANTIES

7.1 Licensor hereby represents and warrants to Licensee as follows and acknowledges that Licensee is relying upon such representations and warranties in connection with the transactions contemplated hereby and that Licensee would not have entered into this Agreement without same:

7.1.1 Licensor is a corporation duly incorporated, organized and validly existing in good standing under the laws of its jurisdiction of incorporation;

7.1.2 Licensor has all necessary power, authority and capacity to enter into this Agreement and consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby will, with or without the giving of notice and/or the passage of time, or both, (i) conflict with, or constitute a default under, any applicable law in respect of Licensor, or require any action, consent, approval or authorization of, or any declaration, filing or registration with or notification to, any Person or any action, consent, approval or authorization under applicable law,
        (ii) result in the loss of any right under, conflict with or constitute a default under, or accelerate the date of performance of, any covenant, obligation or agreement to which Licensor may be a party or by which Licensor or any of its assets, rights or properties may be bound or
        (iii) conflict with or constitute a default under any of the constating documents or by-laws of Licensor. This Agreement constitutes a valid and binding obligation of Licensor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws relating to or affecting the enforcement of creditors' rights generally, and principles of equity;

7.1.3 any encryption technology forming part of the Licensed Material complies and shall continue to comply with all applicable export laws in Canada and the United States;

7.1.4 Licensor has obtained a waiver of moral rights relating to all of the Licensed Material from the following Persons who have participated or will in the future, through the Service Agreement, participate in the development of the Licensed Material or the New Technologies: (i) any Person who was, is or becomes an employee of Licensor; and (ii) any Person which was, is or becomes retained by contract to provide any services to Licensee in connection with the Licensed Material or the New Technologies;

7.1.5 none of the Licensed Material or the Licensed Trademarks infringes any patent, copyright, trademark, service mark or similar property rights or any privacy, personality or moral rights, nor was developed on the basis of misappropriated trade secrets of third Persons. No other Person has any right, title or interest in or to any of the Licensed Material or the Licensed Trademarks which would in any way curtail, impair, diminish or derogate from any of the rights and licenses granted to Licensee hereunder;

7.1.6 it has not granted any right or license to any Person to use any of the Licensed Material or the Licensed Trademarks and there is no outstanding right or license granted by Licensor which would in any way conflict with the rights and licenses hereby granted to Licensee;

7.1.7 there are no lawsuits, pending or threatened, relating to any of the Licensed Material or the Licensed Trademarks, and to the best of Licensor's knowledge there are no claims or demands of whatsoever nature with respect to or in any manner affecting same;

7.1.8 the Licensed Software (including, without limitation, the Licensed Source Code) has the ability to accurately process date data (including, but not limited to, calculating, comparing, and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations, when used in accordance with the Licensed Documentation. Without limiting the generality of the foregoing, the Licensed Software (including, without limitation, the Licensed Source
        Code) is designed to be used prior to, during and after the calendar year 2000 AD, and will operate during each such time period without error relating to date data (specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one (1) century) and, without limiting the generality of the foregoing, the Licensed Software (including, without limitation, the Licensed Source Code):

        7.1.8.1 will not abnormally end or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one (1) century,

        7.1.8.2 has been designed to ensure year 2000 compatibility, including date data century recognition, calculations which accommodate same century and multi-century formulas and date values, and date data interface values that reflect the century, and

        7.1.8.3 includes "year 2000 capabilities", which means that the Licensed Software: (a) will manage and manipulate data involving dates, including single century formulas and multi-century formulas, and will not cause an abnormally ending scenario within an application or generate incorrect values or invalid results involving such dates; and
        (b) provides that all date-related user interface functionalities and data fields include the indication of century; and (c) provides that all date-related data interface functionalities include the indication of century;

7.1.9 Licensor has made or caused to be made reasonable inquiry with respect to each covenant, agreement, obligation, representation and warranty contained in this Agreement, and none of the aforesaid covenants, agreements, obligations, representations or warranties contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading, and

7.1.10 to the best of Licensor's knowledge, there is no fact, condition or circumstance which (i) materially adversely or in the future could (so far as Licensor can now reasonably foresee) materially adversely affect the Licensed Material or the ability of Licensee to continue the development of the Licensed Material or to develop New Technologies or
        (ii) might reasonably be expected to deter a Person from consummating the transactions contemplated in this Agreement.

7.2 Licensee hereby represents and warrants to Licensor as follows and acknowledges that Licensor is relying upon such representations and warranties in connection with the transactions contemplated hereby and that Licensor would not have entered into this Agreement without same:

7.2.1 Licensee is a corporation duly incorporated, organized and validly existing in good standing under the laws of its jurisdiction of incorporation; and

7.2.2 Licensee has all necessary power, authority and capacity to enter into this Agreement and consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby will, with or without the giving of notice and/or the passage of time, or both, (i) conflict with, or constitute a default under, any applicable law in respect of Licensee, or require any action, consent, approval or authorization of, or any declaration, filing or registration with or notification to, any Person or any action, consent, approval or authorization under applicable law or (iii) conflict with or constitute a default under any of the constating documents or by-laws of Licensee. This Agreement constitutes a valid and binding obligation of Licensee enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws relating to or affecting the enforcement of creditors' rights generally, and principles of equity.

7.3 No investigations made by or on behalf of either party at any time shall waive, diminish the scope of or otherwise affect any representation or warranty made by the other party under this Agreement.

7.4 All representations and warranties made by each party hereto shall survive the date of execution of this Agreement indefinitely.

8.      INDEMNIFICATION

8.1 Licensee agrees to indemnify, defend and hold Licensor and its successors, officers, directors, employees, agents and consultants (collectively, the "Licensee Indemnified Parties") harmless from and against any and all claims, demands, liabilities, damages, losses (including diminution in value), costs and expenses (including the cost of settlement, reasonable legal and accounting fees and any other expenses for investigating or defending any action, suit or other proceeding, actual or threatened) (collectively, the "Losses") arising out of or in connection with: (i) any claim which, if true, would be a breach of the representations and warranties set forth in Section 7.2 hereof; (ii) any claim by any Person to the effect that the use of copyrights, trademarks or other proprietary rights (other than those relating to or forming part of the Licensed Material or the Licensed Trademark) used by Licensee in connection with the marketing, distribution, licensing, maintenance or support of the Licensed Material or the New Technologies, violates or infringes any proprietary rights of such Person; (iii) the failure by Licensee to perform any of its obligations hereunder; (iv) any act or omission of Licensee or its employees, directors, officers, shareholders, agents or affiliates; or (v) any action, suit or other proceeding, or other compromise, settlement or judgment, relating to any of the foregoing matters with respect to which any of the Licensee Indemnified Parties is entitled to indemnification hereunder; provided
                                                                       --------
in each case that such Licensee Indemnified Party gives prompt notice thereof to Licensee, allows Licensee to defend, compromise or settle same and gives Licensee all available information, reasonable assistance and authority to enable Licensee to do so.

8.2 Licensor agrees to indemnify, defend and hold Licensee and its successors, officers, directors, employees, agents and consultants (collectively, the "Licensor Indemnified Parties") harmless from and against any and all Losses arising out of or in connection with: (i) any claim which, if true, would be a breach of the representations and warranties set forth in
Section 7.1 hereof; (ii) any claim by any Person to the effect that the use of any of the Licensed Material or the Licensed Trademark violates or infringes any proprietary rights of such Person; (iii) the failure by Licensor to perform any of its obligations hereunder; (iv) any act or omission of Licensor or its employees, directors, officers, shareholders, agents or affiliates; or (v) any action, suit or other proceeding, or other compromise, settlement or judgment, relating to any of the foregoing matters with respect to which any of the Licensor Indemnified Parties is entitled to indemnification hereunder; provided
                                                                       --------
in each case that such Licensor Indemnified Party gives prompt notice thereof to Licensor, allows Licensor to defend, compromise or settle same and gives Licensor all available information, reasonable assistance and authority to enable Licensor to do so.

8.3 If any action, suit or other proceeding is brought against any of the Licensee Indemnified Parties or any of the Licensor Indemnified Parties (in this Section, a "Claimant") in respect of which indemnification may be sought from Licensee or Licensor, respectively, pursuant to the provisions of this Section (in this Section, an "Indemnifying Party"), the Claimant shall promptly notify the Indemnifying Party in writing, specifying the nature of the action, suit or other proceeding and the total monetary amount and/or other relief sought thereby. The Claimant shall cooperate with the Indemnifying Party, at the Indemnifying Party's expense, in all reasonable respects in connection with the defense of such action, suit or other proceeding. The Indemnifying Party may, upon written notice thereof to the Claiming Party, undertake to conduct all proceedings or negotiations in connection therewith, assume the defense thereof and, if it so undertakes, it shall also take all such other required steps or proceedings to settle or defend any such action, suit or other proceeding, including the retaining of counsel reasonably satisfactory to the Claiming Party and the payment of all expenses relating thereto. However, Claimant shall have the right, at its own expense, to retain separate counsel and participate in the defense thereof.

9.      CONFIDENTIALITY OBLIGATIONS OF LICENSEE

9.1 Licensee acknowledges that Licensor shall disclose to Licensee information, data, programming, systems, technical information, designs, ideas, data formats and files, plans, specifications, formulas, drawings, sketches, prototypes, tools, samples, reports and notes, operating instructions and similar information, whether of a technical, engineering, operating design or economic nature, forming part of or relating to the Licensed Material or relating to the Subject Matter of this Agreement, all of which are confidential and proprietary to Licensor (collectively, the "Licensor Confidential Information"). Licensee hereby acknowledges that:

9.1.1 it had no part in the creation or development of and has no right, title or interest of whatsoever nature in or to the Licensor Confidential Information, except as set forth in this Agreement;

9.1.2 the Licensor Confidential Information has been disclosed to it solely and exclusively for the purposes contemplated herein; and

9.1.3 Licensor shall be materially prejudiced by reason of any breach by Licensee of the provisions of this Section 9, and agrees that Licensor shall be entitled to injunctive relief to restrain any such breach or anticipated breach hereof and to specifically enforce the provisions hereof. Licensee further acknowledges that the foregoing rights and recourses of Licensor are in addition to the rights and recourses available to Licensor.

9.2 Licensee hereby covenants and agrees that it shall treat the Licensor Confidential Information as strictly confidential and shall make use of same solely and exclusively for the purposes permitted hereunder. Without in any way limiting the generality of the foregoing, Licensee hereby undertakes that it shall not use, provide, furnish, disclose or permit the use, provision, furnishing or disclosure of any part of the Licensor Confidential Information except as permitted hereunder. Licensee hereby further covenants and agrees that:

9.2.1 the Licensor Confidential Information shall be disclosed to only those employees of Licensee who require access to same for the purposes permitted hereunder and who have a "need to know" same in furtherance of such purposes. In connection therewith, Licensee shall apprise all such persons of the obligations contained herein prior to the disclosure to them of any part of the Licensor Confidential Information;

9.2.2 it shall do all such things as are necessary to preserve the secrecy and confidentiality of the Licensor Confidential Information.

9.3 The undertakings of Licensee contained in this Section 9 shall not apply to such part of the Licensor Confidential Information which Licensee can demonstrate:

9.3.1 formed part of the public domain at the time of disclosure of same by Licensor to Licensee, or becomes part of the public domain thereafter through no fault of Licensee;

9.3.2 was in its possession prior to its disclosure by Licensor and was not obtained, directly or indirectly, from Licensor; or

9.3.3 it had received after the time of disclosure of same hereunder from a third Person as a matter of right and having no direct or indirect obligation to Licensor with respect to same.

10.     CONFIDENTIALITY OBLIGATIONS OF LICENSOR

10.1 Licensor acknowledges that Licensee shall disclose to Licensor information, data, programming, systems, technical information, designs, ideas, data formats and files, plans, specifications, formulas, drawings, sketches, prototypes, tools, samples, reports and notes, operating instructions and similar information, whether of a technical, engineering, operating design or economic nature, forming part of or relating to: (i) New Technologies, (ii) developments, enhancements, improvements, additions, modifications or other improvements to the Licensed Material or (iii) the Subject Matter of this Agreement, all of which are proprietary to Licensee (collectively, the "Licensee Confidential Information"). Licensor hereby acknowledges that:

10.1.1 it had no part in the creation or development of the Licensee Confidential Information, except pursuant to the terms of the Service Agreement, and has no right, title or interest of whatsoever nature in or to the Licensee Confidential Information, except as set forth in this Agreement;

10.1.2 the Licensee Confidential Information has been disclosed to it solely and exclusively for the purposes contemplated herein; and

10.1.3 Licensee shall be materially prejudiced by reason of any breach by Licensor of the provisions of this Section 10, and agrees that Licensee shall be entitled to injunctive relief to restrain any such breach or anticipated breach hereof and to specifically enforce the provisions hereof. Licensor further acknowledges that the foregoing rights and recourses of Licensee are in addition to the rights and recourses available to Licensee.

10.2 Licensor hereby covenants and agrees that it shall treat the Licensee Confidential Information as strictly confidential and shall make use of same solely and exclusively for the purposes permitted hereunder. Without in any way limiting the generality of the foregoing, Licensor hereby undertakes that it shall not use, provide, furnish, disclose or permit the use, provision, furnishing or disclosure of any part of the Licensee Confidential Information except as permitted hereunder. Licensor hereby further covenants and agrees that:

10.2.1 the Licensee Confidential Information shall be disclosed to only those employees of Licensor who require access to same for the purposes permitted hereunder and who have a "need to know" same in furtherance of such purposes. In connection therewith, Licensor shall apprise all such persons of the obligations contained herein prior to the disclosure to them of any part of the Licensee Confidential Information;

10.2.2 it shall do all such things as are necessary to preserve the secrecy and confidentiality of the Licensee Confidential Information.

10.3 The undertakings of Licensor contained in this Section 10 shall not apply to such part of the Licensee Confidential Information which Licensor can demonstrate:

10.3.1 formed part of the public domain at the time of disclosure of same by Licensee to Licensor, or becomes part of the public domain thereafter through no fault of Licensor;

10.3.2 was in its possession prior to its disclosure by Licensee and was not obtained, directly or indirectly, from Licensee; or

10.3.3 it had received after the time of disclosure of same hereunder from a third Person as a matter of right and having no direct or indirect obligation to Licensee with respect to same.

11.     ADDITIONAL COVENANTS

11.1 Licensor shall, at its expense, diligently take all actions and do all such things as may be necessary to maintain in full force and effect any trademark, copyright, patent or other intellectual property rights of any nature whatsoever in or to each of the Licensed Material, the Licensed Trademarks and the Licensor Confidential Information, and its exclusive (subject to the terms hereof) right, title and interest therein, and shall protect all of the Licensor Confidential Information from disclosure or unauthorized use by its employees, agents, affiliates, contractors, investors or licensees. Without limiting the generality of the foregoing, Licensor shall:

11.1.1 affix appropriate trademark and copyright notices on all Licensed Materials;

11.1.2 disclose the Licensor Confidential Information only on a "need-to-know" basis and after having obtained binding confidentiality agreements from its recipient containing restrictions against disclosure and use at least as onerous as those contained in Section 10 hereof;

11.1.3 diligently take all necessary steps in any proceeding or other action before the relevant governmental office or agency to prosecute and defend each application for registration of any intellectual property right it may have filed or may hereafter file in respect of any of the Licensed Material and the Licensed Trademark, and shall maintain each registration it has obtained or may hereafter obtain in respect of any of the Licensed Material and the Licensed Trademark, including by payment of all fees and disbursements relating thereto, filing of renewals, affidavits or other materials, if any, which may be necessary or useful is support of such application or registration, and shall not abandon or discontinue any steps or actions for the maintenance and renewal of any such application or registration; and

11.1.4 not do, cause or permit to be done any act or thing which might impair or tend to impair in any manner whatsoever its exclusive (subject to the terms hereof) right, title or interest in or to the Licensed Material, the Licensed Trademarks or the Licensor Confidential Information. In addition, Licensor shall not, directly or indirectly, encumber, pledge, hypothecate, mortgage, charge or sell any of its right, title or interest in or to the Licensed Material, the Licensed Trademarks or the Licensor Confidential Information without Licensee's prior written consent.

11.2 Licensee shall, at its expense, diligently take all actions and do all such things as may be necessary to maintain in full force and effect any trademark, copyright, patent or other intellectual property rights of any nature whatsoever in or to each of the New Technologies and the Licensee Confidential Information, and its exclusive (subject to the terms hereof) right, title and interest therein, and shall protect all of the Licensee Confidential Information from disclosure or unauthorized use by its employees, agents, affiliates, contractors, investors or licensees. Without limiting the generality of the foregoing, Licensee shall:

11.2.1 affix appropriate trademark and copyright notices on all of the New Technologies and all material relating thereto;

11.2.2 disclose the Licensee Confidential Information only on a "need-to-know" basis and after having obtained binding confidentiality agreements from its recipient containing restrictions against disclosure and use at least as onerous as those contained in Section 9 hereof;

11.2.3 diligently take all necessary steps in any proceeding or other action before the relevant governmental office or agency to prosecute and defend each application for registration of any intellectual property right it may have filed or may hereafter file in respect of any of the New Technologies, and shall maintain each registration it has obtained or may hereafter obtain file in respect of any of the New Technologies, including by payment of all fees and disbursements relating thereto, filing of renewals, affidavits or other materials, if any, which may be necessary or useful is support of such application or registration, and shall not abandon or discontinue any steps or actions for the maintenance and renewal of any such application or registration; and

11.2.4 not do, cause or permit to be done any act or thing which might impair or tend to impair in any manner whatsoever its exclusive (subject to the terms hereof) rights, title or interest in or to the New Technologies or the Licensee Confidential Information.

12.     LICENSED MATERIAL, LICENSED TRADEMARK AND INFRINGEMENT THEREOF

12.1 Licensee shall use the Licensed Trademark strictly in accordance with the terms hereof and in a manner that shall protect and preserve all rights of Licensor therein. Licensee shall not take any action which might invalidate the Licensed Trademark or impair any rights of Licensor or create any rights adverse to those of Licensor therein. Licensee shall use the Licensed Trademark only as depicted in its respective registrations or applications for registration. At Licensor's request Licensee shall execute and deliver such documents, applications and other writings and do such things as may be requested by Licensor in order to confirm Licensor's ownership of the Licensed Trademark, maintain the validity of same and obtain, maintain or renew any registration thereof.

12.2 All advertising and promotional materials bearing the Licensed Trademark, as well as all invoices, price sheets, documents, labels, packaging materials and containers bearing the Licensed Trademark shall include a notice to the effect that the Licensed Trademark belongs exclusively to Licensor and/or that Licensee is the licensed or authorized user thereof.

12.3 All advertising and promotional material relating to any of the Licensed Material including, without limitation, all catalogues, packaging, labelling, circulars and other material bearing the Licensed Trademark shall be subject to Licensor's prior written approval, which approval shall not be unreasonably withheld or delayed. Whenever Licensor shall not have disapproved advertising or promotional materials submitted by Licensee within fifteen (15) days following receipt thereof, Licensor shall be deemed to have approved same. Licensee shall not use any advertising or promotional material which has been disapproved by Licensor.

12.4 Whenever either party learns of any infringement or threatened infringement of any of the Licensed Material or the Licensed Trademark or any actual or intended common law passing-off by any other Person, such party shall forthwith give notice thereof to the other party and provide the other party with all information it acquires with respect thereto. The parties shall consult with one another with respect to each infringement or violation of any of the Licensed Material or the Licensed Trademark. Whenever the parties conclude that proceedings should be taken with respect to any such infringement or violation, they shall promptly and diligently prosecute same and each party shall assume one-half (1/2) of the costs and expenses related thereto and be entitled to one-half (1/2) of all recoveries and awards therefrom. Whenever Licensee advises Licensor that it does not intend to participate in any such proceedings, Licensor shall be free to prosecute same and shall pay all costs and expenses related thereto and be entitled to all recoveries and awards therefrom. Whenever Licensor advises Licensee that it shall not participate in any such proceedings, Licensee may prosecute same and shall pay all costs and expenses related thereto and be entitled to all recoveries and awards therefrom. The parties shall at all times fully cooperate in the prosecution of all such proceedings and agree to execute and deliver such documents and do such things including, without limitation, being made a party to such proceedings, at the expense of the party having instituted such proceedings, as may be deemed necessary or advisable by counsel of such party.

13.     TERM AND TERMINATION

13.1 Subject only to the provisions of this Section13, this Agreement shall be for a perpetual term commencing upon the date of execution hereof by both parties.

13.2 The occurrence of any one (1) or more of the following events shall entitle Licensor to immediately terminate this Agreement, without notice or further notice to Licensee, as the case may be:

13.2.1 should Licensee make an assignment for the benefit of its creditors, file a petition in bankruptcy, be adjudicated insolvent or bankrupt, file a petition or apply to any tribunal for any receiver, trustee, liquidator or sequestrator of any substantial portion of its property, commence any proceeding under any law or statute of any jurisdiction respecting insolvency, bankruptcy, reorganization, arrangement or readjustment of debt, dissolution, winding-up, composition or liquidation, or otherwise take advantage of any bankruptcy or insolvency legislation whether now or hereafter in effect, or if any receiver, trustee, liquidator or sequestrator of any substantial portion of its property is appointed;

13.2.2 should Licensee cease to actively promote and carry on its business and fail to remedy such default within fourteen (14) days following receipt of written notice thereof; or

13.2.3 should Licensee breach any provision hereof and fail to remedy same within sixty (60) days following receipt of written notice containing reasonably sufficient particulars thereof.

13.3    In the event that any one (1) or more of the following events occurs:

13.3.1 should Licensor make an assignment for the benefit of its creditors, file a petition in bankruptcy, be adjudicated insolvent or bankrupt, file a petition or apply to any tribunal for any receiver, trustee, liquidator or sequestrator of any substantial portion of its property, commence any proceeding under any law or statute of any jurisdiction respecting insolvency, bankruptcy, reorganization, arrangement or readjustment of debt, dissolution, winding-up, composition or liquidation, or otherwise take advantage of any bankruptcy or insolvency legislation whether now or hereafter in effect, or if any receiver, trustee, liquidator or sequestrator of any substantial portion of its property is appointed;

13.3.2 should Licensor cease to actively promote and carry on its business and fail to remedy such default within fourteen (14) days following receipt of written notice thereof; or

13.3.3 should Licensor breach any provision hereof and fail to remedy same within sixty (60) days following receipt of written notice containing reasonably sufficient particulars thereof;

        then, without notice or further notice to Licensor the obligation of Licensee to pay Royalties shall cease immediately and all rights of Licensor hereunder shall cease immediately, but Licensor shall remain bound by all of its obligations hereunder.

13.4 No person acting for the benefit of the creditors of Licensee or any receiver, trustee, liquidator, sequestrator, trustee in bankruptcy, sheriff, officer of a court or Person in possession of Licensee's assets or business shall have any right to continue the performance of this Agreement in any circumstances whatsoever.

13.5 All rights, remedies and recourses set forth herein for the benefit of either party shall be in addition and without prejudice to all other rights, remedies and recourses available to such party.

14.     EFFECT OF TERMINATION

14.1 Upon the termination of this Agreement by Licensor for any reason whatsoever:

14.1.1  all rights and licenses of Licensee hereunder shall cease immediately;

14.1.2 Licensee shall forthwith deliver to Licensor all forms, documents and materials relating to the Licensed Material without retaining any copy thereof, as well as all promotional and advertising materials, instruction sheets, documents and other items bearing the Licensed Trademark; and

14.1.3 all amounts owing by Licensee to Licensor shall immediately become due and payable.

14.2 Termination of this Agreement for any reason whatsoever shall not release either party from any of its obligations which remain unfulfilled at such time or release either party from those obligations which survive such termination including, without limitation, the obligations set forth in Sections 8, 9, 10, 14 and 15 hereof.

15.     MISCELLANEOUS PROVISIONS

15.1    The preamble hereto shall form an integral part hereof.

15.2 This is an agreement between separate entities and neither is the agent or servant of or possesses the power to obligate the other. This Agreement shall not be construed so as to constitute Licensor and Licensee partners or joint venturers or so as to create any other form of legal association which imposes liability upon either party for the acts or omissions of the other party.

15.3 Failure by either party to take action against the other shall not affect its right to require full performance of this Agreement at any time thereafter. The waiver by either party of the breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such party.

15.4 Should any term, covenant or condition of this Agreement or the application thereof to any person or circumstance be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant and condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

15.5 Any notice required or permitted to be given hereunder by either party shall be given by sending such notice, properly addressed to the other party's last known address, by prepaid registered air mail or telecopier. All notices shall be deemed received five (5) days after the date of mailing if sent by prepaid registered air mail (except in the event of disruption of postal services), or at the time of transmission if sent by telecopier.

15.6 This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior discussions and negotiations. Neither party shall be bound by any conditions, definitions, representations or warranties with respect to the subject matter hereof other than those contained herein or hereafter set forth in a writing duly executed by the parties.

15.7 Neither party shall be entitled to assign any of its rights, title and interest in this Agreement and Licensor shall not be entitled to subcontract the performance of any of its obligations hereunder.

15.8 The parties agree to perform such acts and execute and deliver such documents as may be necessary or desirable from time to time in order to give full effect to the provisions hereof.

15.9 All disputes arising in connection with this Agreement shall be finally settled by arbitration under the Arbitration Act (Ontario) by one (1) arbitrator appointed by both parties. If the parties cannot appoint one (1) arbitrator to settle the dispute within fourteen (14) days of either party notifying the other party of a dispute, each party shall appoint one (1) arbitrator within fifteen
(15) days thereafter, and the two (2) arbitrators so appointed shall appoint a third (3rd) arbitrator within ten (10) days thereafter, failing which either arbitrator shall be entitled to apply to the Supreme Court of Ontario to have the third (3rd) arbitrator appointed. If either party fails to appoint its arbitrator within such fifteen (15) day period, then the arbitrator appointed by the other party shall be the sole arbitrator. The arbitration proceedings shall be conducted in

English and the venue of the arbitration shall be Toronto, Ontario. The decision of the arbitrators shall be final and binding upon the parties to the exclusion of courts of law.

15.10 This Agreement shall be governed by and construed and enforced in accordance with the laws of the Province of Ontario (without regard to its conflict of law rules) and the laws of Canada applicable therein.

IN WITNESS WHEREOF, THE PARTIES HAVE SIGNED THIS AGREEMENT AS OF THE 15TH DAY OF DECEMBER, 1999.

THINWEB SOFTWARE INCORPORATED              NOTIME WIRELESS CORP.





Per:________________________________       Per:________________________________

                                 SCHEDULE "A"

                               LICENSED SOFTWARE

                              SERVICES AGREEMENT


BETWEEN: THINWEB SOFTWARE INCORPORATED, a corporation duly incorporated under the laws of the Province of Nova Scotia,

                                   ("Thinweb");

AND: NOTIME WIRELESS CORP., a corporation duly incorporated under the laws of Canada,

                                   (the "Company").


WHEREAS Thinweb has developed and owns software known as "thinAccess", an ultra thin client database access middleware extender, and the source code relating thereto, as well as considerable know-how and expertise relating thereto;

WHEREAS the Company has concurrently with the execution of this Agreement entered into a license agreement with Thinweb (the "License Agreement") whereby Thinweb has granted to the Company an exclusive perpetual license to use said software and source code and all know-how and expertise relating thereto in order to further develop same for use in the wireless database access market;

WHEREAS the Company has approached Thinweb to provide certain services to the Company in connection with the development of the Licensed Software (as defined in the License Agreement) and the New Technologies (as defined in the License Agreement) and Thinweb is prepared to provide such services to the Company upon the terms and conditions set forth herein; and

WHEREAS in order to provide such services, Thinweb shall cause certain of its employees to be seconded to the Company upon the terms and conditions set forth herein.

NOW, THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

1.   SERVICES

1.1 Subject to the terms hereof, the Company hereby retains Thinweb and Thinweb hereby agrees to provide the Company with the following services (the "Services"):

     1.1.1 Thinweb hereby agrees to cause Cory Reid ("Reid") personally to provide, on behalf of Thinweb, consulting services to the Company (the "Reid Consulting Services") at the offices of the Company or at such other locations as may be determined by the Company during the term commencing on the date of execution of this Agreement and terminating on the earlier of (i) the third (3rd) anniversary of the date of execution of this Agreement; and (ii) the termination or expiration of this Agreement. The Reid Consulting Services shall include, without limitation, the following: (i) to be responsible for the day-to-day operations of the Company and ensure that the Company is being operated within the guidelines set forth by the board of directors of the Company (the "Board") from time to time; (ii) to perform and discharge all duties which may be reasonably considered to be incidental to his position as President of the Company or as may be required of him by the Board from time to time; (iii) to prepare quarterly reports on the operations of the Company and present or provide same to the Board within fifteen (15) days of the end of each fiscal quarter of the fiscal year of the Company; and (iv) to prepare a quarterly budget for the Company and present or provide same to the Board at least thirty (30) days prior to the commencement of each quarter of the fiscal year of the Company. Thinweb shall cause Reid to devote such of his time, efforts and attention as may be necessary or desirable to perform the Reid Consulting Services in a conscientious, cost effective, professional, efficient and timely manner, and to the best of his ability, the whole subject to the instruction and direction of the Board. Notwithstanding the foregoing, the Company shall be entitled on thirty (30) days' prior written notice to Thinweb to terminate the Reid Consulting Services. In the event that Reid ceases to be employed by Thinweb or any of its affiliates (as defined in the Canada Business Corporations Act) (the "Affiliates"), then Thinweb agrees to make available to the Company during the term of this Agreement the consulting services of another of its senior executives, it being understood that the Company may not require the consulting services of the individual designated by Thinweb to replace Reid.

     1.1.2 Thinweb hereby also agrees to cause such of its employees (the "Thinweb Employees") as may be designated and requested by the Company from time to time to provide, on behalf of Thinweb, consulting services to the Company (the "Employee Consulting Services") during the term of this Agreement. The number of Thinweb Employees required by the Company to provide the Employee Consulting Services and the duration of the Employee Consulting Services required in respect of each Thinweb Employee shall be designated by the Company from time to time, it being understood that the Company may not require any Employee Consulting Services. The Company shall be entitled on thirty (30) days' prior written notice to Thinweb to terminate the Employee Consulting Services provided by any Thinweb Employee.

2.   TERM

2.1 This Agreement shall enter into effect on the date of execution hereof by both parties hereto and shall remain in effect until such time as Thinweb and/or its Affiliates cease to be a shareholder(s) of the Company (the "Expiration Date"), unless otherwise terminated pursuant to the terms of this Agreement. This Agreement shall not be extended thereafter without the express written agreement signed by both parties hereto.

3.   CONSIDERATION

3.1 In consideration of the Services to be provided by Thinweb, the Company hereby agrees to pay to Thinweb, the following service fees:

     3.1.1 with respect to the Reid Consulting Services, an amount equal to eleven thousand five hundred dollars ($11,500) per month [plus applicable goods and services and provincial sales taxes]. In the event that the Reid Consulting Services are terminated prior to the expiration of any month, then the monthly service fee owing shall be pro rated over the number of days of the month during which the Reid Consulting Services were provided;

     3.1.2 with respect to the Employee Consulting Services, an amount equal to the hourly rate paid by Thinweb to such Thinweb Employee providing the Employee Consulting Services increased by fifteen percent (15%), [plus applicable goods and services and provincial sales taxes], multiplied by the number of hours during which such Thinweb Employee provided such Employee Consulting Services.

3.2 Thinweb shall invoice the Company on a monthly basis for the Services and shall include therewith a detailed summary of the service fees in respect of the Reid Consulting Services and the Employee Consulting Services. The Company shall pay each invoice within fifteen (15) days of its receipt thereof.

3.3 Thinweb hereby agrees that it shall be responsible for and shall make all payments and contributions required under applicable law on behalf of Reid and the Thinweb Employees, including without limitation, deductions at source for employees' income taxes, sales taxes and goods and services taxes, employees' contributions such as unemployment insurance contributions, premiums paid for workmen's compensation or minimum wages to the workers compensation board or the Labour Standards Board, union dues, insurance premiums for employee benefits, excise taxes and severance payments. Thinweb hereby agrees to save and hold the Company harmless from and indemnify the Company against all claims made by Reid and/or any Thinweb Employees against the Company alleging that he is or was an employee of the Company.

4.   CONFIDENTIALITY AND ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

4.1 Thinweb hereby acknowledges that in connection with the performance of the Services, the Company shall disclose to Thinweb information, data, programming, systems, technical information, designs, ideas, data formats and files, plans, specifications, formulas, drawings, sketches, prototypes, tools, samples, reports and notes, operating instructions and similar information, whether of a technical, engineering, operating design or economic nature, forming part of or relating to (i) New Technologies (as defined in the License Agreement); (ii) developments, enhancements, improvements, additions, modifications or other improvements to the Licensed Material (as defined in the License Agreement); or (iii) the Subject Matter of the License Agreement (as defined in the License Agreement), all of which are proprietary to the Company (collectively, the "Company Confidential Information"). Thinweb hereby acknowledges that:

     4.1.1 it had no part in the creation or development of the Company Confidential Information and has no right, title or interest of whatsoever nature in or to the Company Confidential Information, except as set forth in the License Agreement;

     4.1.2 the Company Confidential Information has been disclosed to it solely and exclusively for the purposes contemplated herein; and

     4.1.3 the Company shall be materially prejudiced by reason of any breach by Thinweb of the provisions of this Section 4, and agrees that the Company shall be entitled to injunctive relief to restrain any such breach or anticipated breach hereof and to specifically enforce the provisions hereof. Thinweb further acknowledges that the foregoing rights and recourses of the Company are in addition to the rights and recourses available to the Company.

4.2 Thinweb hereby covenants and agrees that it shall treat the Company Confidential Information as strictly confidential and shall make use of same solely and exclusively for the purposes permitted hereunder. Without in any way limiting the generality of the foregoing, Thinweb hereby undertakes that it shall not use, provide, furnish, disclose or permit the use, provision, furnishing or disclosure of any part of the Company Confidential Information except as permitted hereunder. Thinweb hereby further covenants and agrees that:

     4.2.1 the Company Confidential Information shall be disclosed to only Reid and the Thinweb Employees who provide the Reid Consulting Services and the Employee Consulting Services, respectively. In connection therewith, Thinweb shall apprise all such persons of the obligations contained herein prior to the disclosure to them of any part of the Company Confidential Information and cause all such persons to enter into confidentiality agreements with the Company containing confidentiality and assignment of intellectual property rights provisions at least as onerous as those contained in this Section 4;

     4.2.2 it shall do all such things as are necessary to preserve the secrecy and confidentiality of the Company Confidential Information.

4.3 The undertakings of Thinweb contained in this Section 4 shall not apply to such part of the Company Confidential Information which Thinweb can demonstrate:

     4.3.1 formed part of the public domain at the time of disclosure of same by the Company to Thinweb, or becomes part of the public domain thereafter through no fault of Thinweb;

     4.3.2 was in its possession prior to its disclosure by the Company and was not obtained, directly or indirectly, from the Company; or

     4.3.3 it had received after the time of disclosure of same hereunder from a third person as a matter of right and having no direct or indirect obligation to the Company with respect to same.

4.4 Thinweb hereby further agrees that all inventions, ideas, suggestions, discoveries, improvements, enhancements, additions, developments and other modifications, whether patentable or copyrightable or not, as well as the patents and copyrights and applications therefor (collectively, the "Inventions"), made, conceived, developed or acquired by it or under which Thinweb acquires the right to grant licences or become licensed, alone or jointly with others, which results from any Services for the Company pursuant to this Agreement shall be the sole and absolute property of the Company. Thinweb hereby assigns to the Company all of its right, title and interest in, to and under all such Inventions, licences and rights to grant licences. Thinweb hereby agrees (i) to execute and deliver all documents which the Company shall deem necessary or appropriate to assign, transfer and convey to the Company, all of its right, title and interest in and to such Inventions, licences and rights to grant licences, and to enable the Company to apply or join with the Company in applying for patents, trademarks, copyrights, letters patent and other means for the protection of proprietary information in Canada, the United States of America or any other country on any of the Inventions as to which the Company wishes to file applications; and (ii) to do all things (including the giving of evidence in suits and other proceedings) which the Company shall deem necessary or appropriate to obtain, maintain and assert patents, copyrights and trademarks for any and all such Inventions and to assert the Company's rights in any Inventions not patented, copyrighted or trademarked and in such licences and rights to grant licences. Thinweb hereby agrees that all writings, records and documents made by Thinweb or coming into possession of Thinweb while providing the Services to the Company concerning any Inventions or otherwise concerning the business or affairs of the Company, shall be the property of the Company and upon termination of this Agreement or upon the request of the Company at any time will be forthwith delivered by Thinweb to the Company.

5.   INDEMNIFICATION

5.1 Thinweb hereby agrees to save and hold the Company harmless from and indemnify the Company against all demands, claims, obligations, liabilities or expenses relating to the services provided by Thinweb, Reid and/or the Thinweb Employees to the Company hereunder, unless same results from any act or omission of the Company.

6.   TERMINATION

6.1 The Company shall be entitled to terminate this Agreement for any reason whatsoever at any time prior to the Expiration Date upon thirty (30) days' prior written notice to Thinweb. In the event of the termination of this Agreement by the Company prior to the Expiration Date, the Company shall pay to Thinweb the service fees contemplated in Section 3 pro rated to the Expiration Date.

6.2 Termination of this Agreement for any reason whatsoever or expiration of its term shall not release the parties from those provisions hereof which by nature survive such termination or expiration including, without limitation, Sections 4 and 5 hereof and the indemnification provision set forth in subsection 3.3 hereof.

7.   GENERAL PROVISIONS

7.1 It is expressly agreed that Thinweb is acting as an independent contractor in performing the Services and this Agreement is an agreement between separate entities and neither is the agent or servant of or possesses the power to obligate the other party and no employer-employee relationship is hereby created.

7.2 Thinweb shall not assign any of its right, title and interest in this Agreement or subcontract the performance of any of its rights or obligations hereunder, without the prior written consent of the Company. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

7.3 Any notice required or permitted to be given hereunder by either party shall be given by sending such notice, properly addressed to the other party's last known address, by prepaid registered air mail or telecopier. All notices shall be deemed received five (5) days after the date of mailing if sent by prepaid registered air mail (except in the event of disruption of postal services), or at the time of transmission if sent by telecopier.

7.4 The preamble hereto forms an integral part hereof. This Agreement contains the entire understanding of the parties hereto concerning the subject matter hereof and supersedes all prior and contemporaneous agreements between the parties. This Agreement may only be amended by an instrument in writing signed by both parties.

7.5 All disputes arising in connection with this Agreement shall be finally settled by arbitration under the Arbitration Act (Ontario) by one (1) arbitrator appointed by both parties. If the parties cannot appoint one (1) arbitrator to settle the dispute within fourteen (14) days of either party notifying the other party of a dispute, each party shall appoint one (1) arbitrator within fifteen (15) days thereafter, and the two (2) arbitrators so appointed shall appoint a third (3rd) arbitrator within ten (10) days thereafter, failing which either arbitrator shall be entitled to apply to the Supreme Court of Ontario to have the third (3rd) arbitrator appointed. If either party fails to appoint its arbitrator within such fifteen (15) day period, then the arbitrator appointed by the other party shall be the sole arbitrator. The arbitration proceedings shall be conducted in English and the venue of the arbitration shall be Toronto, Ontario. The decision of the arbitrators shall be final and binding upon the parties to the exclusion of courts of law.

7.6 This Agreement shall governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 15th day of December, 1999

                                   THINWEB SOFTWARE INCORPORATED


                                   Per:_________________________________________


                                   NOTIME WIRELESS CORP.


                                   Per:_________________________________________

                                ACKNOWLEDGEMENT
                                ---------------

FOR ONE DOLLAR ($1.00) AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED BY THE UNDERSIGNED, the undersigned hereby acknowledges having read this Agreement and agrees to provide the Reid Consulting Services on behalf of Thinweb Software Incorporated pursuant to this Agreement as long as he is employed by Thinweb Software Incorporated or any of its Affiliates (as defined in the Canada Business Corporations Act) and to be bound by all the other terms and conditions of this Agreement applicable to him.

Dated as of December 15, 1999

                                             ___________________________________
                                             CORY REID